Exhibit 4.8

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

NOTICE

BUENOS AIRES, [blank space]

To

AEROPUERTOS ARGENTINA 2000 S A

Rafael BIELSA

The purpose of this notice is to inform you about the issuance of Resolution Nº 100, dated on November 25, 2016, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which provides as follows in Article 1: “To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE)of the Concession corresponding to the period as of December 31, 2015, pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799 of December 4, 2007, attached herewith as Annex I. The variables of the Projection shall be rebalanced by applying the corresponding rate variation.” Article 2 of said Resolution provides as follows: “To uphold the decision issued through ORSNA Resolution No. 9, dated January 28, 2009 as to the convenience and pertinence of making discounts to international aeronautical charges for those airlines that are up to date with their payments.” Article 3 of said Resolution provides as follows: “To establish that those airlines that are not up to date with payments of airport charges shall not enjoy the aforementioned discount.”

A motion for reversal or a motion to appeal the review of the administrative act notified by these presents can be filed within the term of TEN (10) and FIFTEEN (15) days respectively, as of the notification thereof, pursuant to the provisions of Articles 84 and 94 of the Regulations of Administrative Proceedings, Decree 1759/72 (as revised in 1991).

It is expressly stated on the record that a duly certified copy of ORSNA Resolution No. 100/2016 is attached herewith, which has TWELVE (12) sheets of paper with writing on both sides of the page.

You are hereby duly notified.

[Illegible signature]

CARMELA MARTÍNEZ

Chief of the Department of the
Board of Directors Secretariat, Submissions Office

Signature: [illegible]		General Secretariat Unit

Clarification: Ana Lía De Oto		O.R.S.N.A.

Date: 11/29/2016	Time: 05:30 p.m.

Aeroparque Jorge Newbery – Av. Costanera Rafael Obligado s/n – Building IV – 2nd Floor

C1425DAA – Autonomous City of Buenos Aires (CABA) – Argentina – ph: 5245-0079/ 0800-999-67762

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, NOVEMBER 25, 2016

Having reviewed File N° 750/16 of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA); Decree No. 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency No. 842, dated on August 27, 1997; Decree No. 163, dated on February 11, 1998; Decree No. 1799, dated on December 4, 2007; ORSNA Resolutions No. 111, dated on December 30, 2008; No. 1, dated on January 9, 2009; No. 9, dated January 28, 2009; No. 59, dated on November 10, 2009; No. 10, dated March 10, 2010; No. 42, dated on August 23, 2010; No. 4, dated on February 2, 2011; No. 28, dated on May 28, 2012; No. 55, dated on May 12, 2015; No. 131, dated on September 28, 2015; and No. 167 dated November 20, 2015; and

WHEREAS:

The abovementioned File deals with the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the CONCESSION (FPIE), corresponding to the year 2015.

Paragraph 24.1 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07 dated on December 4, 2007, establishes the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE)for the Concession for the 2006-2028 period.

Said projection is shown in Annex 5 of the Memorandum of Agreement and consists of a breakdown of revenues and expenditures related to the rendering of the services subject to the concession, including the investment obligation and the balance of the mutual claims between the NATIONAL STATE and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

The Memorandum of Agreement states that ordinary and extraordinary reviews of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE) shall be carried out.

Paragraphs 29.1 and 29.2 of the Memorandum of Agreement provide for an Annual Ordinary Review Mechanism of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE), with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

Said mechanism submitted for the review of the SECRETARIAT OF TRANSPORTATION through ORSNA Resolution Nº 111, dated on December 30, 2008 establishes the necessary methodology to provide for the rebalancing of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE).

The last review was approved by ORSNA Resolution No. 167, dated on November 20, 2015, which included the 2013-2014 period.

As a consequence of the aforementioned measure, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) issued Resolution No. 168, of November 20, 2015 approving the Rate Schedule currently in effect.

The purpose of the review is to preserve the balance between the variables that are part of the Projection, in the understanding that the Concession shall be in a situation of balance if revenues from airport charges for rendered services permit to recover, within the stipulated term, and in the committed efficiency conditions, all costs associated to the rendering of such services.

For the purposes of this review, the DEPARTMENT OF ECONOMIC AND FINANCIAL REGULATION of this Regulating Body submitted to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA the Bases for the review of the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE) for the year 2015.

Based on the aforementioned, the technical area of this Body requested the information specified in the Bases in order to make the review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) for the year 2015, and the Concessionaire submitted all requested information.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

For the purposes of this review, the technical area controlled operating expenses and updated the data corresponding to concession costs for the ongoing period, identifying each GL account, based on the information arising from regulatory accounting, financial statements, SAP System information and additional information supplied by the Concessionaire.

The technical area controlled such information so as to verify that the corresponding expenditures were made and that they matched the goals of the concession. The present review provided for the convenience to reduce the impact of certain lines of expenditure, and established limits for them.

The technical area manifests that the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) also includes the estimated future performance of the variables and a forecast for the year 2016, which was prepared based on the available information up to June of this year, as in the case of operating expenses.

Likewise, for the purpose of the present review, the technical area of this Regulating Body performed an analysis of the Concessionaire’s revenues ─ both aeronautical and non-aeronautical ones.

For such purposes, the technical area used as source of information the data arising from Regulating Accounting, to incorporate to the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) the actual annual revenues obtained for each of the corresponding categories, based on the rates in force for regulated services, as well as the balance circularization method.

The technical area states that it applied to such revenues the usual controls to assess their reasonability, using different control techniques based on the nature thereof.

The technical area stated that the revenues of the concession have been subdivided as follows: 1) Aeronautical revenues: those revenues that are directly related to aeronautical activities, with prices are regulated by the NATIONAL STATE, including the charges to airlines for landing operations, parking of aircraft and boarding from jet ways, as well as airport terminal usage fees paid by passengers and 2) Non-aeronautical revenues: those revenues from the sale of goods and services inside the airport, with a distinction between: a) Commercial revenues: those revenues that are related to commercial services exploited inside airport premises, including coffee stores, free shops, fuel, ground handling services, stores, etc.; b) Revenues from the cargo terminal: those revenues exclusively connected to air cargo activities, and their relationship with the import and export of goods.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

Based on the control processes applied by the technical area, the accounting information corresponding to aeronautical revenues obtained by the Concessionaire has been considered valid, using the balance circularization method for such purposes.

As regards non-aeronautical revenue data, the technical area states that it based its assessment of non-aeronautical revenues on the information arising from the duly audited Balance Sheets of the Concessionaire, which were subject to consistency tests, as prescribed by the “Manual for the control of non-aeronautical activities and revenues”, approved by Resolution No. 59, of November 10, 2009 of this Regulating Body.

Likewise, the technical area manifests that it based its assessment of non-aeronautical revenues on the information supplied within the framework of the balance circularization of service providers.

As regards the revenues from the Cargo Terminal, the technical area states that as of July 1, 2009, the Concessionaire added to its activities those corresponding to TERMINAL DE CARGAS ARGENTINA (TCA) for handling and storage of goods in fiscal warehouses located at the airports subject to the concession. From that moment, these activities are assessed and regulated in the same manner as all other revenues of the concession.

The technical area states that, although revenues corresponding to TERMINAL DE CARGAS ARGENTINA (TCA) are considered commercial revenues, they are analyzed as a separate item so as to clearly assess their efficiency and performance.

The technical area also states that operating costs corresponding to TERMINAL DE CARGAS ARGENTINA (TCA) are also differentiated from other Concessionaire’s costs, so as to identify in each case the contribution of costs associated to such activities to total operating costs.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

The technical area says that the price system for these activities ─ although it can be freely agreed upon by the parties ─ requires specific treatment and express approval by the Regulating Body.

The technical area also states that as regards future forecasts, the correlation functions established by the MEMORANDUM OF AGREEMENT have been applied. This Regulating Body can modify such correlation functions in face of expected changes in the performance of any of the variables affecting revenue generation and collection.

This way, it is possible to establish, among other things, additional specific goals upon the expectation of changes that are significantly different in terms of expected traffic growth and their correlation with the corresponding variable, thus altering the level of future revenues.

In the present review, the technical area states that such situation has been verified in the following categories: a) Parking; b) Fuel; c) Advertising; d) Hangars; and e) Duty free shops.

In terms of investment, the technical area has taken into account the costs of projects.

The technical area has not considered in the analysis other investments arising from agreements between private parties and/or airport service providers, as they are not contractual obligations arising from the Concession Contract and/or the MEMORANDUM OF AGREEMENT.

The technical area has performed all applicable physical and accounting controls, incorporating to the economic-financial model the data arising from the Record of Investments for the 2006-2013 period, whereas it has used temporary data arising from work documents of the infrastructure and regulatory accounting areas for the years 2014 and 2015.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

The technical area states that the result of said controls arises from the following ORSNA Resolutions, among others: No. 1, dated January 9, 2009; No. 10, dated March 10, 2010; No. 42, dated on August 23, 2010; No. 4, dated on February 2, 2011; No. 28, dated on May 28, 2012; No. 55, dated on May 12, 2015 and No. 131, dated on September 28, 2015.

For the special case of the years 2014 and 2015, if there are any variations as regards the final data, the corresponding adjustments shall be incorporated to the following applicable annual review process.

Based on the criteria used in previous reviews, the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) includes the implications arising from the different trust accounts created pursuant to subsection 2) of Sub-Annex III-A of the MEMORANDUM OF AGREEMENT.

The technical area also holds that the deposits that are part of the TRUST FUND FOR WORKS OF THE GROUP “A” OF AIRPORTS, which account for TWO POINT FIVE PERCENT (2.5%) of the revenues of the Concession, are included in the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) as an expense, together with the rest of the funds, which account for FIFTEEN PERCENT (15%) of revenues, whereas such funds are netted off in the investment row so as to avoid double-entry accounting, following the pace of disbursements.

The technical area states that, as one of the Concessionaire’s obligations is to render services in the stipulated quality conditions, we should not lose sight of the need to prevent airport management operations from undermining service quality. For this reason, the appropriate technical areas of this Regulating Body have assessed the current service quality levels in Group A of Airports, as anticipated in the Review Mechanisms (Chapter 4.1 ─ Regulatory Principle) and item 8 of the bases for the review.

The technical area states that the review also provides for an ideal opportunity to assess the goals of the Concession as a whole, and eventually introduce the necessary adjustments to achieve these goals in the long term.

For this reason, the technical area has considered the Service Quality Factor Measurement Program for the year 2015.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

The FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) is expressed in constant pesos. Thus, the current values of subsequent years shall be adjusted to express them in uniform currency.

The technical area also states that the discount system to airlines has been applied since the date of effect of Resolution No. 9, of January 28, 2009, of this Regulating Body, in line with the provisions of the MEMORANDUM OF AGREEMENT, which provided for a discount system on airport charges paid by airlines.

The technical area further says that traffic forecasts to be used as of the year 2016 are relevant. These forecasts are consistent with the ones considered by the UNIT FOR THE RENEGOTIATION AND ANALYSIS OF PUBLIC SERVICE CONTRACTS (UNIREN), which were duly sent by this Regulating Body to the Concessionaire.

In this regard, the technical area holds that, before the beginning of each review process, the Concessionaire may send new traffic forecasts, if deemed necessary.

The LEGAL DEPARTMENT has acted in exercise of its incumbent authority.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549, Decree No. 375 of April 24, 1997 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on November 18, 2016 and the undersigned was authorized to issue the present decision.

Therefore,

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR

DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE)of the Concession corresponding to the period as of December 31, 2015, pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799 of December 4, 2007, attached herewith as Annex I. The variables of the Projection shall be rebalanced by applying the corresponding rate variation.

“2016 - Year of the Bicentennial of Argentina’s Declaration of Independence”

ARTICLE 2º.- To uphold the decision issued through ORSNA Resolution 9, dated January 28, 2009 as to the convenience and pertinence of making discounts to international aeronautical charges for those airlines that are up to date with their payments.

ARTICLE 3º.- To establish that those airlines that are not up to date with payments of airport charges shall not enjoy the aforementioned discount.

ARTICLE 4º.- Let these presents be filed and notified to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the MINISTRY OF TRANSPORTATION, enforced and filed.

ORSNA RESOLUTION Nº 100

[Illegible signature]

PATRICIO DI STEFANO

PRESIDENT

Organismo Regulador del

Sistema Nacional de Aeropuertos

ORSNA

2016 - “Year of the Bicentennial of Argentina’s Declaration of Independence”

In thousands of AR$ as of 2015	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Aeronautical Revenues	3,229,424	4,171,262	4,175,558	4,315,439	4,457,848	4,602,728	4,750,016	4,899,641	5,051,530	5,205,602	5,361,770	5,522,623	5,688,301	706,284
Local parking fee	4,843	5,385	27,842	28,774	29,724	30,690	31,672	32,670	33,682	34,710	35,751	36,824	37,928	4,709
International parking fee	144,647	188,189	192,642	199,096	205,666	212,350	219,145	226,048	233,056	240,164	247,369	254,790	262,433	32,585
Local landing fee	13,416	10,461	10,817	11,179	11,548	11,924	12,305	12,693	13,086	13,485	13,890	14,307	14,736	1,830
International landing fee	329,707	461,058	476,734	492,705	508,964	525,506	542,322	559,405	576,746	594,337	612,167	630,532	649,448	80,638
Domestic airport terminal usage fee	221,730	201,867	521,826	539,307	557,104	575,210	593,617	612,316	631,297	650,552	670,069	690,171	710,876	88,265
Regional airport terminal usage fee	43,348	59,116	61,126	63,174	65,259	67,379	69,536	71,726	73,949	76,205	78,491	80,846	83,271	10,339
International airport terminal usage fee	2,471,734	3,245,185	2,884,571	2,981,204	3,079,583	3,179,670	3,281,419	3,384,784	3,489,712	3,596,149	3,704,033	3,815,154	3,929,609	487,917
Telescopic jet way usage fee	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Non-aeronautical Revenues	3,371,460	4,101,273	4,367,286	4,526,807	4,699,987	4,876,265	5,024,020	5,173,989	5,326,164	5,480,526	5,674,497	5,836,553	6,003,363	1,449,569
Ground handling service	79,269	90,478	92,939	95,430	97,949	100,496	103,068	105,666	108,286	110,928	113,591	116,317	119,108	14,703
Fuel	57,145	59,783	61,815	63,886	95,994	99,114	102,286	105,508	108,778	112,096	115,459	118,923	122,491	15,209
Tax-free store	518,505	487,974	554,470	573,045	591,955	641,754	662,290	683,152	704,330	725,812	784,965	808,514	832,770	103,400
Fiscal warehouses (variable license fee : EDCADASSA)	1,574,458	2,215,381	2,290,704	2,367,442	2,445,568	2,525,049	2,605,850	2,687,935	2,771,261	2,855,784	2,941,458	3,029,701	3,120,592	387,466
Advertising	85,944	65,816	120,158	121,984	123,917	125,513	126,585	127,626	128,665	129,725	130,860	131,890	132,914	16,034
Parking	283,985	284,686	323,802	334,649	345,692	356,927	368,349	379,952	391,731	403,678	415,789	428,262	441,110	54,770
Catering	118,031	132,594	137,102	141,695	146,371	151,128	155,964	160,877	165,864	170,923	176,051	181,332	186,772	23,190
Rent	99,851	133,353	134,938	136,989	139,159	140,952	142,155	143,325	144,491	145,682	146,956	148,113	149,263	18,007
Counters & cute	35,963	44,883	46,409	47,964	49,547	51,157	52,794	54,457	56,145	57,858	59,593	61,381	63,223	7,850
Coffee shops	100,528	109,019	112,725	116,502	120,346	124,258	128,234	132,273	136,374	140,533	144,749	149,091	153,564	158,171
Services and stores	356,645	425,442	439,907	474,321	489,973	505,897	522,086	538,532	555,226	572,161	589,325	607,005	625,215	643,972
Expense reimbursement	61,136	51,885	52,317	52,900	53,514	54,020	54,358	54,686	55,013	55,345	55,700	56,022	56,340	6,795
Total Revenues	6,600,884	8,272,535	8,542,843	8,842,245	9,157,835	9,478,993	9,774,035	10,073,630	10,377,694	10,686,128	11,036,267	11,359,176	11,691,665	2,155,853
TCA Expenses	-631,279	-784,183	-823,392	-864,562	-907,790	-953,179	-1,000,838	-1,050,880	-1,103,424	-1,158,596	-1,216,525	-1,277,352	-1,341,219	-166,532
Personnel	-627,714	-654,067	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-627,714	-75,670
Public services	-136,064	-165,307	-138,854	-140,402	-142,033	-143,375	-144,273	-145,143	-146,009	-146,892	-147,834	-148,687	-149,534	-18,036
Maintenance	-595,002	-788,110	-616,900	-627,520	-638,418	-648,518	-657,352	-666,112	-674,860	-683,654	-692,623	-701,424	-710,300	-86,426
Insurance	-15,682	-15,822	-16,269	-16,599	-16,949	-17,241	-17,437	-17,628	-17,819	-18,015	-18,225	-18,417	-18,607	-2,245
Hired services	-50,922	-50,922	-52,117	-52,640	-53,162	-53,680	-54,195	-54,707	-55,216	-55,721	-56,223	-56,729	-57,239	-6,962
FIRE-fighting and medical services	-211,427	-258,168	-214,728	-216,167	-217,594	-219,008	-220,410	-221,798	-223,174	-224,535	-225,882	-227,237	-228,601	-27,723
Matrix	0	0	0	0	0	0	0	0	0	0	0	0	0	0
GATO	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other operating expenses	-150,343	-287,081	-152,301	-153,381	-154,516	-155,444	-156,064	-156,663	-157,258	-157,863	-158,507	-159,089	-159,666	-19,254
AEI (15% over total income}	-980,292	-1,208,851	-1,266,904	-1,326,337	-1,373,675	-1,421,849	-1,466,105	-1,511,044	-1,556,654	-1,602,919	-1,655,440	-1,703,876	-1,753,750	-323,378
PB2012	0	0	0
RZO WORKS	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Mutual claim interests	-35	0	0	0	0	-7,401	-6,476	-5,551	-4,626	-3,701	-2,775	-1,850	-925	0
Gross income	-264,035	-330,901	-341,714	-353,690	-366,313	-379,160	-390,961	-402,945	-415,108	-427,445	-441,451	-454,367	-467,667	-86,234
Financial transfer tax	-66,985	-80,853	-78,781	-82,172	-85,015	-87,115	-88,586	-90,988	-93,500	-96,087	-99,116	-101,578	-104,302	-18,580
(Tax) Amortizations	-222,744	-253,288	-273,418	-300,627	-333,234	-359,943	-373,027	-386,163	-401,161	-420,113	-449,859	-480,166	-534,666	0
Total expenditures	-3,952,523	-4,877,553	-4,603,092	-4,761,810	-4,916,413	-5,073,627	-5,203,438	-5,337,338	-5,476,524	-5,623,254	-5,792,174	-5,958,487	-6,154,189	-831,039

Earnings before tax	2,648,361	3,394,982	3,939,751	4,080,435	4,241,422	4,405,366	4,570,598	4,736,292	4,901,170	5,062,874	5,244,092	5,400,690	5,537,475	1,324,814
Income tax	-270,351	-358,021	-984,938	-1,020,109	-1,060,356	-1,101,342	-1,142,649	-1,184,073	-1,225,293	-1,265,718	-1,311,023	-1,350,172	-1,384,369	-331,204
Earnings after tax	2,378,010	3,036,961	2,954,814	3,060,327	3,181,067	3,304,025	3,427,948	3,552,219	3,675,878	3,797,155	3,933,069	4,050,517	4,153,107	993,611
Other Companies
(Tax) amortization adjustments	222,744	253,288	273,418	300,627	333,234	359,943	373,027	386,163	401,161	420,113	449,859	480,166	534,666	0
Mutual claim amortization	-659	0	0	0	0	-46,258	-46,258	-46,258	-46,258	-46,258	-46,258	-46,258	-46,258	0
Work capital variation	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Direct investment	-823,601	-485,293	-216,355	-327,490	-353,222	-257,179	-110,240	-94,863	-90,260	-91,245	-107,408	-72,957	-65,597	0
Additional Investments		0	-316,217	-4,901	-255,681	-263,413	-270,516	-277,729	-285,049	-292,475	-300,904	-308,678	-261,930	0
AEI allocated to Investments (2,5%)	-25,389	-126,193	-159,005	-162,465	-168,508	-174,432	-179,104	-187,106	-191,709	-197,400	-202,599	-209,012	-215,304	-26,713
Total Investment	-848,990	-611,487	-691,577	-494,856	-777,411	-695,025	-559,860	-559,698	-567,019	-581,120	-610,911	-590,648	-542,832	-26,713
Net fund flow	1,776,493	2,804,956	2,695,660	3,028,562	2,905,397	3,097,118	3,373,962	3,519,532	3,655,471	3,787,291	3,928,358	4,102,790	4,313,987	993,611